Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Provides Supplemental Update Pertaining to COVID-19 Pandemic

Announces Year-To-Date At The Market Equity Issuance of $239.3 million

Milwaukee, WI - March 19, 2020 - Physicians Realty Trust (NYSE:DOC) (the “Company”) has provided a Supplemental Update pertaining to the ongoing COVID-19 pandemic, which can be found on the Company’s homepage and within the Investor Relations portion of the Company’s website at www.docreit.com. The Company’s observations are based on current information and may change as the pandemic evolves.

John T. Thomas, President and Chief Executive Officer of the Company, commented, “While we are proud to declare and pay our 27th consecutive quarterly dividend, our thoughts, hearts, and prayers are with all of our DOC team and families, and the healthcare providers that we are proud to call our partners during this period of national crisis. Just as we have faith in our nation’s healthcare providers as they respond to the ongoing COVID-19 pandemic, we believe in the resiliency of DOC’s medical office portfolio in the presence of unprecedented demand on our healthcare system and market volatility. Our portfolio was built with an emphasis on assets critical to the delivery of essential outpatient care occupied by the world’s largest investment grade and credit worthy health systems. We funded these investments through the conservative use of equity and to a lesser extent long term leverage: a formula that we believe places us at an advantage during this time of uncertainty. Our average remaining lease term is over 7 years and our balance sheet is strong, as noted in the Supplemental Update provided on our website. We anticipated higher acquisition growth in 2020, but in light of current capital market conditions, we are withdrawing our 2020 acquisition guidance for now. We will monitor the needs of our current client and investment opportunities, consistent with our history of prudent allocations of capital.”

“We look forward to detailing our quarterly performance in our earnings release and related conference call, scheduled on May 7, 2020. Until then, we will continue to closely monitor any developments within our portfolio. Our providers and the DOC team remain focused on supporting the needs of our health care system and the patients they serve, all pursuant to the direction of U.S. federal, state and local government directives and the U.S. Center for Disease Control,” Mr. Thomas concluded.

Recent Capital and Investment Activity

Since December 31, 2019 and through March 11, 2020, the Company issued 12,352,700 shares pursuant to its at the market equity distribution program, (“ATM”) at a weighted average price of $19.57 for net proceeds of $239.3 million. During the same period, the Company has completed net investments of $18.4 million, representing the acquisition of two medical office facilities and fundings under previously outstanding construction loans. As noted above, the Company is withdrawing its 2020 acquisition guidance considering current capital market conditions.

As of March 19, 2020, the outstanding balance of the Company’s unsecured revolving credit facility is $180.0 million. The total borrowing capacity of the unsecured revolving credit facility, excluding the accordion feature, is $850.0 million.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company is a Maryland real estate investment trust and has elected to be taxed as a REIT for U.S. federal income tax purposes. The Company conducts its business through an UPREIT structure in which its properties are owned by the Operating Partnership, directly or through limited partnerships, limited liability companies or other subsidiaries.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “will”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plans. Forward looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward looking statements include any statements regarding the Company’s strategic and operational plans. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Commission, including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Completion of the offering on the terms described, and the application of net proceeds, are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, general economic conditions, market conditions and other factors, including those factors discussed in the preliminary prospectus supplement and accompanying prospectus and in the Company’s annual and periodic reports and other documents filed with the Commission, copies of which are available on the Commission’s website, www.sec.gov. The Company undertakes no obligation to update these statements after the date of this release.

Source: Physicians Realty Trust